Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronick	Todd Fromer/ Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com /rfink@kcsa.com

ORMAT TECHNOLOGIES, INC. ANNOUNCES A NON-CASH PRE-TAX CHARGE
FOR IMPAIRMENT TO ITS NORTH BRAWLEY GEOTHERMAL POWER PLANT

(RENO, Nev.) January 23, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) announced today that it will record a non-cash pre-tax charge of up to $230 million during the fourth quarter of 2012 for impairment to the company’s North Brawley power plant located in Imperial County, California.

The North Brawley power plant was placed in service under its power purchase agreement with Southern California Edison (SCE) in 2010.  However, the North Brawley geothermal field has been much more difficult to operate than other fields and the power plant has been unable to reach its design capacity of 50 MW.  Instead, it has been operating at capacities between 20 MW and 33 MW.  This generation level has been achieved following significant additional capital expenditures and higher than anticipated operating costs.

In order to improve the economics of the North Brawley power plant, the company approached SCE to discuss various contractual alternatives to the power purchase agreement and, in early 2012, reached a written understanding to engage in discussions with third parties about purchasing the power at better rates.  However, in a letter dated January 14, 2013, SCE informed the company that it is no longer interested in pursuing alternatives to the current power purchase agreement, thus retracting its permission to the company to explore a replacement power purchase agreement with higher electricity prices.

As a result of SCE’s notification and the resulting continuation of the current low price regime under the existing power purchase agreement, coupled with a further understanding of the cost and probability of success of additional well-field work which has been accumulated in the recent months, the company has concluded that it will not be economical to continue to invest the substantial capital required to increase the generating capacity of the North Brawley plant.  Accordingly, the company has decided to operate the plant at the current capacity level of approximately 27 MW and refrain from additional capital investment to expand the capacity. The company expects to record a non-cash pre-tax charge for impairment to the North Brawley power plant in the fourth quarter of 2012, which is currently estimated to be in an amount of up to $230 million.  The impairment charge will result in a material loss in the fourth quarter and for the full year 2012.   The company does not expect that the impairment charge will affect its ability to meet the financial covenants under any of its corporate debt agreements or materially adversely affect its future operational results.

“Although we expect that the substantial reduction in operating expenses through 2012 will result in positive EBITDA for North Brawley going forward,  the inability to replace the current power purchase agreement with a new agreement providing higher electricity prices, coupled with this facility’s higher than typical operating expenses drove our impairment decision,” said Ormat CEO Dita Bronicki.  “Given these circumstances, additional investment to increase generation is not economically justified.  However, we will continue to explore ways to improve North Brawley’s future cash flows to deliver value for shareholders,” added Mrs. Bronicki.  “Where applicable, we have implemented operational lessons learned from the North Brawley experience in the development of new projects brought on-line in the last two years, thus improving our ability to develop successful and profitable projects,” concluded Mrs. Bronicki.

Separately, the company notes that it has been advised by Ormat Industries Ltd., the company’s parent entity, that the parent intends to record a pre-tax, non-cash charge in a currently estimated amount of between $30 million and $40 million during the fourth quarter of 2012 for impairment to the company’s Jersey Valley power plant based on International Financial Reporting Standards (IFRS).  The company has independently conducted its own impairment test for the Jersey Valley power plant in accordance with generally accepted accounting principles (GAAP), and has concluded, based on the results of its examination, that no impairment charge is required under GAAP with respect to the Jersey Valley power plant.

Conference Call Details

Ormat will host a conference call to discuss the matters included in this press release at 9 a.m. EST on Wednesday, January 23, 2013.  To participate, please dial (888) 562-3356 (U.S. and Canada) or (973) 582-2700 (international). The call will be available as a live, listen-only webcast at www.ormat.com. The webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website. The webcast will be available approximately two hours after the conclusion of the live call. A replay will be available from 12 p.m. EST on January 23, 2013 until 11:59 p.m. EST on January 30, 2013by dialing: (855) 859-2056 (U.S. and Canada) (404) 537-3406 (International) and enter the replay code: 92522007.

About Ormat Technologies

Ormat Technologies, Inc. is a leading geothermal company and the only vertically-integrated company in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling over 1,500 MW of gross capacity.  Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3, and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012. In addition, the amount of the impairment charge is a preliminary estimate and is subject to a third party valuation, and a final review of the company’s management and review by Ormat’s audit committee. The actual impairment charge and the final result may be different from the preliminary estimate presented herein.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.